Exhibit 99.3

FORM OF WRITTEN CONSENT OF

THE UNITHOLDERS OF

MID-CON ENERGY PARTNERS, LP

Please return this consent no later than 5:00 p.m. (prevailing Eastern Time) on December [    ], 2020, which is the final date that the Board of Directors of the general partner of Mid-Con Energy Partners, LP, a Delaware limited partnership (“Mid-Con”), has set for receipt of written consents. Your units will be tabulated and voted on the proposals as you indicate below. Any written consent returned without indicating a decision on a proposal will be voted to APPROVE that proposal.

The undersigned, being a holder of record of common units (“Mid-Con Common Units”) representing limited partner interests in Mid-Con on November 25, 2020, hereby consents, by written consent without a meeting, to the actions as set forth below with respect to all of the Mid-Con Common Units that the undersigned holds of record.

The undersigned acknowledges receipt of the joint consent statement/information statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-250862) of Contango Oil & Gas Company, a Texas corporation (“Contango”), and which more fully describes the proposals below.

1.

Approval of the merger of Mid-Con with and into Michael Merger Sub LLC (“Michael Merger Sub”), with Michael Merger Sub continuing as the surviving entity (the “Merger”), and adoption and approval of the Agreement and Plan of Merger, dated as of October 25, 2020, as such agreement may be amended from time to time, by and among Mid-Con, Mid-Con Energy GP, LLC, Contango, and Michael Merger Sub, and the transactions contemplated thereby.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

2.	Approval of the amendment and restatement of the Mid-Con Energy Partners, LP Long-Term Incentive Program.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If units are held by a corporation, please sign the full corporate name by president or other authorized officer. If units are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this written consent promptly to Mid-Con by emailing a .pdf copy of your written consent to MSA.OwnerRelations@contango.com or by mailing your written consent to Mid-Con Energy Partners, LP at 2431 East 61st Street, Suite 800, Tulsa, Oklahoma 74136 Attention: Investor Relations.

THIS WRITTEN CONSENT MAY BE REVOKED AT ANY TIME PRIOR TO THE DATE OF RECEIPT BY MID-CON OF WRITTEN CONSENTS REPRESENTING A MAJORITY OF THE OUTSTANDING MID-CON COMMON UNITS BY FILING A WRITTEN INSTRUMENT REVOKING THE WRITTEN CONSENT WITH MID-CON’S SECRETARY.

IF AN INDIVIDUAL:	IF AN ENTITY:

please print or type complete name of entity)

By:	By:
(duly authorized signature)	(duly authorized signature)

Name:	Name:
(please print or type full name)	(please print or type full name)

Title:	Title:
(please print or type full title)	(please print or type full title)

Date: December , 2020	Date: December , 2020

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